Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 21, 2013	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended November 2, 2013 was $40.6 million, or $0.85 per share ($0.85 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended November 2, 2013 increased 0.9 percent to $286.8 million from net sales of $284.1 million for the prior year 13-week fiscal quarter ended October 27, 2012. Comparable store net sales for the 13-week period ended November 2, 2013 decreased 0.5 percent from comparable store net sales for the prior year 13-week period ended November 3, 2012. Online sales (which are not included in comparable store sales) increased 11.9 percent to $22.0 million for the 13-week period ended November 2, 2013, compared to net sales of $19.6 million for the 13-week period ended October 27, 2012.

Net sales for the 39-week fiscal period ended November 2, 2013 increased 3.4 percent to $789.0 million from net sales of $763.4 million for the prior year 39-week fiscal period ended October 27, 2012. Comparable store net sales year-to-date for the 39-week period ended November 2, 2013 increased 1.2 percent from comparable store net sales for the prior year 39-week period ended November 3, 2012. Online sales (which are not included in comparable store sales) increased 7.9 percent to $59.7 million for the 39-week period ended November 2, 2013, compared to net sales of $55.4 million for the 39-week period ended October 27, 2012.

Due to the 53rd week in fiscal 2012, comparable store net sales for the quarter and year-to-date periods are compared to the 13-week and 39-week periods ended November 3, 2012.

Net income for the third quarter of fiscal 2013 was $40.6 million, or $0.85 per share ($0.85 per share on a diluted basis), compared with $41.9 million, or $0.89 per share ($0.88 per share on a diluted basis) for the third quarter of fiscal 2012.

Net income for the 39-week fiscal period ended November 2, 2013 was $103.3 million, or $2.17 per share ($2.15 per share on a diluted basis), compared with $102.9 million, or $2.18 per share ($2.16 per share on a diluted basis) for the 39-week fiscal period ended October 27, 2012.

Management will hold a conference call at 9:30 a.m. EST today to discuss results for the quarter. To participate in the call, please call (800) 230-1951 and reference the conference code 307978. A replay of the call will be available for a two-week period beginning November 21, 2013 at 11:30 a.m. EST by calling (800) 475-6701 and entering the conference code 307978.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 452 retail stores in 43 states. As of the end of the fiscal quarter, it operated 452 stores in 43 states compared with 440 stores in 43 states at the end of the third quarter of fiscal 2012.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012

SALES, Net of returns and allowances	$286,761	$284,147	$789,002	$763,392

COST OF SALES (Including buying, distribution, and occupancy costs)	160,536	158,732	451,283	437,279

Gross profit	126,225	125,415	337,719	326,113

OPERATING EXPENSES:
Selling	51,991	49,257	144,225	137,018
General and administrative	10,176	9,995	30,776	28,520
	62,167	59,252	175,001	165,538

INCOME FROM OPERATIONS	64,058	66,163	162,718	160,575

OTHER INCOME, Net	361	172	1,218	2,345

INCOME BEFORE INCOME TAXES	64,419	66,335	163,936	162,920

PROVISION FOR INCOME TAXES	23,835	24,418	60,656	59,971

NET INCOME	$40,584	$41,917	$103,280	$102,949

EARNINGS PER SHARE:
Basic	$0.85	$0.89	$2.17	$2.18

Diluted	$0.85	$0.88	$2.15	$2.16

Basic weighted average shares	47,707	47,358	47,703	47,307
Diluted weighted average shares	47,984	47,689	47,959	47,650

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	November 2, 2013	February 2, 2013 (1)	October 27, 2012

CURRENT ASSETS:
Cash and cash equivalents	$130,841	$117,608	$213,036
Short-term investments	25,455	26,414	31,705
Receivables	7,866	3,470	7,906
Inventory	146,290	103,853	134,507
Prepaid expenses and other assets	29,017	25,528	18,079
Total current assets	339,469	276,873	405,233

PROPERTY AND EQUIPMENT	395,272	373,286	376,527
Less accumulated depreciation and amortization	(230,386)	(210,183)	(205,965)
	164,886	163,103	170,562

LONG-TERM INVESTMENTS	39,307	35,735	33,847
OTHER ASSETS	2,121	2,263	2,254

	$545,783	$477,974	$611,896

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$49,079	$34,124	$38,249
Accrued employee compensation	25,781	42,183	28,126
Accrued store operating expenses	12,738	10,121	11,625
Gift certificates redeemable	15,152	22,221	13,381
Income taxes payable	10,623	20,307	12,521
Total current liabilities	113,373	128,956	103,902

DEFERRED COMPENSATION	12,626	10,600	10,065
DEFERRED RENT LIABILITY	37,488	36,947	37,093
OTHER LIABILITIES	10,432	11,822	12,351
Total liabilities	173,919	188,325	163,411

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,329,282 shares at November 2, 2013, 48,059,269 shares at February 2, 2013, and 47,941,952 shares at October 27, 2012	483	481	479
Additional paid-in capital	125,158	117,391	111,398
Retained earnings	246,995	172,711	337,232
Accumulated other comprehensive loss	(772)	(934)	(624)
Total stockholders’ equity	371,864	289,649	448,485

	$545,783	$477,974	$611,896

(1) Derived from audited financial statements.